APPENDIX A


Fund                                                                Annual Fee

The 59 Wall Street Inflation-Indexed Securities Fund                 0.25%

The 59 Wall Street U.S. Equity Fund                                  0.25%

The 59 Wall Street European Equity Fund                              0.25%

The 59 Wall Street Pacific Basin Equity Fund                         0.25%

The 59 Wall Street International Equity Fund1                        0.25%

The 59 Wall Street Tax-Efficient U.S. Equity Fund2                   0.25%

The 59 Wall Street Opportunities Fund3                               0.25%

The 59 Wall Street High Yield Fixed Income Fund4                     0.25%

The 59 Wall Street Broad Market Fixed Income Fund4                   0.25%



WS5182D


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 1Added August 23, 1994.
2Added August 11, 1998.
3Added August 10, 1999.  Not currently operational.
4Added May 9, 2000.